Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

General Partner and Limited Partners of CrossAmerica Partners, LP

We hereby consent to the incorporation in this Amendment No. 1 to Form S-3 of our reports dated December 22, 2017 with respect to the audited financial statements of Jet-Pep, Inc. and Affiliated Companies as of and for the year ended December 31, 2016 and the compiled financial statements of Jet-Pep, Inc. and Affiliated Companies as of September 30, 2017 and December 31, 2016 and for the nine month periods ended September 30, 2017 and 2016, which are included in the registrant’s Current Report on Form 8-K/A filed on February 12, 2018.

/s/ Pearce, Bevill, Leesburg, Moore, P.C.

Birmingham, Alabama

May 11, 2018